Exhibit 4.6

THIS STOCK OPTION AGREEMENT (this “Option Agreement”) dated                   , by and between Fusion-io, Inc., a Delaware corporation (the “Corporation”), and                     (the “Optionee”) evidences the stock option (the “Option”) granted by the Corporation to the Optionee as to the number of shares of the Corporation’s common stock, par value $0.0002 per share (the “Common Stock”), first set forth below.

Number of Shares of Common Stock:[1]	Award Date:

Exercise Price per Share:[1]	Expiration Date: [1,2]

Vesting Commencement Date:
Type of Option (check one):	☐ Nonqualified Stock Option
☐ Incentive Stock Option
Vesting [1,2]

The Option is subject to the Terms and Conditions of Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference). The Option has been granted to the Optionee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Optionee. The parties agree to the terms of the Option set forth herein. The Optionee acknowledges receipt of a copy of the Terms, specifically acknowledges and agrees to Section 15 of the Terms, and agrees to maintain in confidence all information provided to him in connection with the Option.

“OPTIONEE”	FUSION-IO, INC.,
a Delaware corporation

Signature
By:
Print Name
Its:
Address

City, State, Zip Code

1                 Subject to adjustment under Section 4.1 of the Terms.

2                 Subject to early termination under Sections 4.2 and 4.3 of the Terms.

TERMS AND CONDITIONS OF STOCK OPTION

1.              Vesting; Limits on Exercise.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

•                  Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Optionee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•                  No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•                  Minimum Exercise. No fewer than 100 shares of Common Stock (subject to adjustment under Section 4.1 below) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•                  ISO Value Limit. If, as indicated on the cover page of this Option Agreement, the Option is intended to qualify as an “incentive stock option” (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and if the aggregate Fair Market Value (as defined below) of the shares with respect to which ISOs (whether granted under the Option or other incentive stock options under all other plans of the Corporation or any of its Affiliates) first become exercisable by the Optionee in any calendar year exceeds $100,000, as measured on the applicable grant dates, to such extent the Option will be rendered a nonqualified stock option. For this purpose, the Fair Market Value of the stock subject to options will be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options will be reduced (recharacterized as nonqualified stock options) first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an incentive stock option.

For purposes of this Option Agreement, “Affiliate” means (a) any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of the determination, each of the corporations other than the Corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (b) any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of the determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

For purposes of this Option Agreement, “Administrator” means the Board of Directors of the Corporation (the “Board”) or any committee appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Option on behalf of the Corporation.

2. Continuance of Employment/Service Required: No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4.2 below.

Nothing contained in this Option Agreement constitutes a continued employment or service commitment by the Corporation or any of its Affiliates, affects the Optionee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Optionee any right to remain employed by or in service to the Corporation or any Affiliate, interferes in any way with the right of the Corporation or any Affiliate at any time to terminate such employment or service, or affects the right of the Corporation or any Affiliate to increase or decrease the Optionee’s other compensation. Nothing in this Section 2, however, is intended to adversely affect any independent contractual right of the Optionee without his consent thereto.

3. Exercise of Option.

3.1 Method of Exercise of Option. The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•                  an executed Exercise Agreement (stating the number of shares of Common Stock to be purchased pursuant to the Option) in substantially the form attached hereto as Exhibit A or such other form as the Administrator may require from time to time (the “Exercise Agreement”);

•                  payment in full for the Exercise Price of the shares to be purchased in one of the forms set forth under Section 3.2;

•                  any written statements or agreements required pursuant to Section 7; and

•                  satisfaction of the tax withholding provisions of Section 3.3.

3.2 Payment of Exercise Price. The Exercise Price of the shares to be purchased will be paid in full at the time of each purchase in one or a combination of the following methods:

•                  in cash or by electronic funds transfer to the Corporation; or

•                  by certified or cashier’s check payable to the order of the Corporation.

The Administrator also may, but is not required to, authorize a non-cash payment alternative specified below at or prior to the time of exercise. In which case, the Exercise Price and/or applicable withholding taxes, to the extent so authorized, may be paid in full or in part by delivery to the Corporation of:

•                  shares of Common Stock already owned by the Optionee, valued at their Fair Market Value on the exercise date; and/or

•                  if the Common Stock is then registered under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and listed or quoted on a recognized national securities exchange, irrevocable instructions to a broker to, upon exercise of the Option, promptly sell a sufficient number of shares of Common Stock acquired upon exercise of the Option and deliver to the Corporation the amount necessary to pay the Exercise Price (and, if applicable, the amount of any related tax withholding obligations).

In addition, the Corporation may, with the Administrator’s approval, accept one or more promissory notes from the Optionee in connection with the exercise of the Option; provided that any such note shall be subject to the following terms and conditions:

(a) The principal of the note shall not exceed the amount required to be paid to the Corporation upon the exercise of the Option and the note shall be delivered directly to the Corporation in consideration of such exercise.

(b) The initial term of the note shall be determined by the Administrator; provided that the term of the note, including extensions, shall not exceed a period of five years.

(c) The note shall provide for full recourse to the Optionee and shall bear interest at a rate determined by the Administrator, but not less than the interest rate necessary to avoid the imputation of interest under the Code and to avoid any adverse accounting consequences in connection with the exercise of the Option.

(d) If the employment or services of the Optionee by or to the Corporation and its Affiliates terminates, the unpaid principal balance of the note shall become due and payable on the 30th business day after such termination; provided, however, that if a sale of the shares acquired on exercise of the Option would cause the Optionee to incur liability under Section 16(b) of the Exchange Act, the unpaid balance shall become due and payable on the 10th business day after the first day on which a sale of such shares could have been made without incurring such liability assuming for these purposes that there are no other transactions (or deemed transactions) in securities of the Corporation by the Optionee subsequent to such termination.

(e) If required by the Administrator or by applicable law, the note shall be secured by a pledge of any shares or rights financed thereby or other collateral, in compliance with applicable law.

(f) The terms, repayment provisions, and collateral release provisions of the note and the pledge securing the note shall conform with all applicable rules and regulations, including those of the Federal Reserve Board and any applicable state law, as then in effect.

An Option will qualify as an ISO only if it meets all of the applicable requirements of the Code. If the Option is designated as an ISO, the Option may be rendered a nonqualified stock option if the Administrator permits the use of one or more of the non-cash payment alternatives referenced above.

For purposes of this Option Agreement, “Fair Market Value” on any date means:

•                  If the Common Stock is listed or admitted to trade on the New York Stock Exchange or other national securities exchange (the “Exchange”), the Fair Market Value shall equal the closing price of a share of Common Stock as reported on the composite tape for securities on the Exchange for the date in question, or, if no sales of Common Stock were made on the Exchange on that date, the closing price of a share of Common Stock as reported on said composite tape for the next preceding day on which sales of Common Stock were made on the Exchange. The Corporation may, however, provide with respect to the Option that the Fair Market Value shall equal the last closing price of a share of Common Stock as reported on the composite tape for securities listed on the Exchange available on the date in question or the average of the high and low trading prices of a share of Common Stock as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day.

•                  If the Common Stock is not listed or admitted to trade on a national securities exchange, the Fair Market Value shall be the value as reasonably determined by the Administrator for purposes of the Option in the circumstances.

Any determination as to Fair Market Value made pursuant to this Option Agreement shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and shall be conclusive and binding on all persons with respect to the Option.

3.3 Tax Withholding. Upon any exercise or payment of the Option, the Corporation shall have the right at its option to:

•               require the Optionee (or his personal representative or beneficiary, in the case of the Optionee’s disability or death, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation may be required to withhold with respect to such Option event;

•               deduct from any amount payable to the Optionee (or his personal representative or beneficiary, as the case may be) in cash or equivalent (in respect of the Option or otherwise) the amount of any taxes which the Corporation may be required to withhold with respect to such Option event; or

•               reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of shares of Common Stock, valued at their then Fair Market Value, to satisfy such withholding obligation.

In no event shall the value of any shares withheld exceed the minimum amount of required withholding under applicable law. In addition, the Corporation may, to the extent permitted by law and approved by the Administrator, authorize a loan to the Optionee in the amount of any taxes that the Corporation or any of its Affiliates may be required to withhold with respect to any exercise or payment of the Option. Such a loan will be for a term and at a rate of interest and pursuant to such other terms and conditions as the Corporation may establish, subject to compliance with applicable law. Such a loan need not otherwise comply with the provisions regarding promissory notes set forth in Section 3.2.

4.           Adjustments; Early Termination of Option.

4.1 Adjustments. Subject to Section 4.3 below, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, (2) the exercise price of the Option, and/or (3) the securities, cash or other property deliverable upon exercise of the Option, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Option.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 4.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons. Unless otherwise expressly provided by the Administrator, in no event shall a conversion of one or more outstanding shares of the Corporation’s preferred stock (if any) or any new issuance of securities by the Corporation for consideration be deemed, in and of itself, to require an adjustment pursuant to this Section 4.1.

4.2 Termination of Option Upon a Termination of Employment. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.3, if the Optionee ceases to be employed by or ceases to provide services to the Corporation or an Affiliate, the following rules shall apply (the last day that the Optionee is employed by or provides services to the Corporation or an Affiliate is referred to as the Optionee’s “Severance Date”):

•                  other than as expressly provided below in this Section 4.2, (a) the Optionee will have until the date that is 3 months after his Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period;

•                  if the termination of the Optionee’s employment or services is the result of the Optionee’s death or Total Disability (as defined below), (a) the Optionee (or his beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Optionee’s Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•                  if the Optionee’s employment or services are terminated by the Corporation or a Subsidiary for Cause, the Option (whether vested or not) shall terminate on the Severance Date.

Notwithstanding any post-termination exercise period provided for herein, the Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is designated as an ISO and is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a nonqualified stock option.

For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

For purposes of the Option, “Cause” means that the Optionee:

(1) has been negligent in the discharge of his or her duties to the Corporation or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2) has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation or any of its Affiliates; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3) has materially breached any of the provisions of any agreement with the Corporation or any of its Affiliates; or

(4) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation or any of its Affiliates; has improperly induced a vendor or customer to break or terminate any contract with the Corporation or any of its Affiliates; or has induced a principal for whom the Corporation or any of its Affiliates acts as agent to terminate such agency relationship.

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.3. The Administrator shall be the sole judge of whether the Optionee continues to render employment or services for purposes of this Option Agreement.

4.3                 Change in Control Event.

4.3.1           Definition of Change in Control Event.

For purposes of the Option, “Change in Control Event” means any of the following:

(a) Approval by shareholders of the Corporation (or, if no shareholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Corporation, other than in the context of a Business Combination that does not constitute a Change in Control Event under paragraph (c) below;

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (b), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Award Date (or an affiliate, heir, descendant, or related party of or to such Person);

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (b) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that a transaction shall not constitute a Change in Control Event if it is in connection with the underwritten public offering of the Corporation’s securities.

4.3.2 Possible Early Termination of Option. Upon the occurrence of a Change in Control Event, the Option (whether or not vested and/or exercisable, but after giving effect to any accelerated vesting required in the circumstances pursuant to this Section 4.12) shall terminate, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of the Option and provided that, in the event that the Option will not survive or be substituted for, assumed, exchanged, or otherwise continued or settled in the Change in Control Event, the Option will become fully vested and exercisable and the Optionee will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the Option in accordance with its terms before the termination of the Option (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event). For purposes of this Section 4.3, the Option shall be deemed to have been “assumed” if the Option continues after the Change in Control Event, and/or is assumed and continued by a Parent (as such term is defined in the definition of Change in Control Event) following a Change in Control Event, and confers the right to purchase, subject to vesting and the other terms and conditions of the Option, for each share of Common Stock subject to the Option immediately prior to the Change in Control Event, the consideration (whether cash, shares, or other securities or property) received in the Change in Control Event by the shareholders of the Corporation for each share of Common Stock sold or exchanged in such transaction (or the consideration received by a majority of the shareholders participating in such transaction if the shareholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the transaction is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise of the Option, for each share subject to the Option, to be solely ordinary common stock of the successor corporation or a Parent equal in Fair Market Value to the per share consideration received by the shareholders participating in the Change in Control Event. The Administrator may adopt such valuation methodologies for the Option as it deems reasonable in the event of a cash, securities or other property settlement. Without limitation on other methodologies, the Administrator may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the exercise price of the Option to the extent of the then vested and exercisable shares subject to the Option.

4.3.3 Other Acceleration Rules. Any acceleration of the Option pursuant to this Section 4.3 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event that triggered such acceleration. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the Option if the event giving rise to such acceleration does not occur. The Administrator may accord the Optionee a right to refuse any acceleration in such circumstances as the Administrator may approve. If the Option is designated as an ISO, the portion of the Option accelerated in connection with a Change in Control Event (or such other circumstances as may trigger accelerated vesting of the Option) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the Option shall be exercisable as a nonqualified stock option.

5. Non-Transferability and Other Restrictions.

The Option and any other rights of the Optionee under this Option Agreement are nontransferable and exercisable only by the Optionee, except that such transfers and exercise restrictions shall not apply to:

•                  transfers to the Corporation;

•                  subject to approval by the Administrator in its sole discretion, transfers by gift or domestic relations order to one or more “family members” (as that term is defined in SEC Rule 701 promulgated under the Securities Act of 1933, as amended from time to time (the “Securities Act”)) of the Optionee;

•                  the designation of a beneficiary to receive benefits if the Optionee dies or, if the Optionee has died, transfers to or exercises by the Optionee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; or

•                  if the Optionee has suffered a disability, permitted transfers or exercises on behalf of the Optionee by the Optionee’s duly authorized legal representative.

•                  Any shares of Common Stock issued on exercise of the Option are subject to substantial restrictions on transfer, and are subject to call, rights of first refusal, and other rights in favor of the Corporation as set forth herein and in the Exercise Agreement.

6.                   Securities Law Compliance.

The Optionee acknowledges that the Option and the shares of Common Stock are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Option Agreement, hereby makes the following representations to the Corporation and acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•                  The Optionee is acquiring the Option and, if and when he exercises the Option, will acquire the shares of Common Stock solely for the Optionee’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act and/or any applicable state securities laws.

•                  In evaluating the merits and risks of an investment in the Common Stock, the Optionee has and will rely upon the advice of his own legal counsel, tax advisors, and/or investment advisors.

•                  The Optionee is knowledgeable about the Corporation and has a preexisting personal or business relationship with the Corporation. As a result of such relationship, he is familiar with, among other characteristics, its business and financial circumstances and has access on a regular basis to or may request the Corporation’s condensed consolidated balance sheet and condensed consolidated income statement setting forth information material to the Corporation’s financial condition, operations and prospects.

•                  The Optionee is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying shares of Common Stock to an amount in excess of the Exercise Price, and that any investment in common shares of a closely held corporation such as the Corporation is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•                  The Optionee understands that any shares of Common Stock acquired on exercise of the Option will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect, with which the Optionee is familiar.

•                  The Optionee has read and understands the restrictions and limitations set forth in this Option Agreement (including these Terms) and the Exercise Agreement, which are imposed on the Option and any shares of Common Stock which may be acquired upon exercise of the Option.

•                  At no time was an oral representation made to the Optionee relating to the Option or the purchase of shares of Common Stock and the Optionee was not presented with or solicited by any promotional meeting or material relating to the Option or the Common Stock.

•                  The Optionee either (1) has an individual net worth, or joint net worth with his spouse, of more than $1,000,000; (2) has had individual net income in excess of $200,000 in each of the two most recent years (or joint net income with his spouse in excess of $300,000 in each of those years) and reasonably expects to reach that same income level in the current year; or (3) is an “Executive Officer” of the Corporation as defined in Rule 501(f) of the Securities Act.

7.              Legal Compliance.

The grant of the Option and the offer, issuance and delivery of shares of Common Stock in respect of the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws, and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under the Option will, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. No person holding shares acquired upon exercise of the Option shall sell, pledge or otherwise transfer the shares except in accordance with the express terms of this Option Agreement and the Exercise Agreement. Any attempted transfer in violation of this Section 7 shall be void and of no effect. Without in any way limiting the provisions set forth above, no holder shall make any disposition of all or any portion of shares of Common Stock acquired under the Option, except in compliance with all applicable federal and state securities laws and unless and until:

•                  there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

•                  such disposition is made in accordance with Rule 144 under the Securities Act; or

•                  such holder notifies the Corporation of the proposed disposition and furnishes the Corporation with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Corporation, furnishes to the Corporation an opinion of counsel acceptable to the Corporation’s counsel, that such disposition will not require registration under the Securities Act, and will be in compliance with all applicable state securities laws.

Notwithstanding anything else herein to the contrary, the Corporation has no obligation to register the Common Stock or file any registration statement under either federal or state securities laws, nor does the Corporation make any representation concerning the likelihood of a public offering of the Common Stock or any other securities of the Corporation.

All certificates evidencing shares of Common Stock issued or delivered under the Option shall bear the legend set forth in the Exercise Agreement and/or any other appropriate or required legends under applicable laws.

8.              Lock-Up Agreement.

Neither the Optionee (nor any permitted transferee) may, directly or indirectly, offer, sell or transfer or dispose of any of the shares of Common Stock acquired upon exercise of the Option (the “Shares”) or any interest therein (or agree to do any thereof) (collectively, a “Transfer”) during the period commencing as of 14 days prior to and ending 180 days, or such lesser period of time as the relevant underwriters may permit, after the effective date of a registration statement covering any public offering of the Corporation’s securities of which the Optionee has notice. (The term “Optionee” includes, where the context so requires, any permitted direct or indirect transferee of the Optionee.) The Optionee shall agree and consent to the entry of stop transfer instructions with the Corporation’s transfer agent against the Transfer of the Corporation’s securities beneficially owned by the Optionee and shall conform the limitations hereunder and under the Exercise Agreement by agreement with and for the benefit of the relevant underwriters by a lock-up agreement or other agreement in customary form. Notwithstanding anything else herein to the contrary, this Section 8 shall not be construed so as to prohibit the Optionee from participating in a registration or a public offering of the Common Stock with respect to any shares which he or she may hold at that time, provided, however, that such participation shall be at the sole discretion of the Board.

9.              Limited Call Right; Mandatory Sale; Transfer Restrictions.

9.1 Corporation’s Call Right. The Corporation shall have the right (but not the obligation), subject to the terms and conditions of this Section 9, to repurchase in one or more transactions, and the Optionee (or any permitted transferee) shall be obligated to sell any of the Shares acquired upon exercise of the Option at the Repurchase Price (as defined below) (the “Call Right”). To exercise the Call Right, the Corporation must give written notice thereof to the Optionee (the “Call Notice”) during the Call Period determined under Section 9.4. The Call Notice is irrevocable by the Corporation and must (a) be in writing and signed by an authorized officer of the Corporation, (b) set forth the Corporation’s intent to exercise the Call Right and contain the total number of Shares to be sold to the Corporation pursuant to the Call Right, and (c) be mailed or delivered in accordance with Section 13.

9.2 Repurchase Price. The price per Share to be paid by the Corporation upon settlement of the Corporation’s Call Right (the “Repurchase Price”) shall equal the Fair Market Value of a Share determined as of the date of the Call Notice.

9.3 Closing. The closing of any repurchase under this Section 9 shall be at a date to be specified by the Corporation, such date to be no later than 30 days after the date of the Call Notice. The purchase price shall be paid at the closing in the form of a check or by cancellation of money purchase indebtedness against surrender by the Optionee of a stock certificate evidencing the Shares with duly endorsed stock powers. No adjustments (other than pursuant to Section 4.1) shall be made to the purchase price for fluctuations in the fair market value of the Common Stock after the date of the Call Notice.

9.4 Call Period; Termination of Call Right. The “Call Period” is the period of time during which the Call Notice must be delivered to the Optionee in the event the Corporation wants to exercise its

Call Right. The Call Period as to any particular Shares acquired upon exercise of the Option shall commence on the later of:

(a) the Optionee’s Severance Date; or

(b) the date that is six months and one day after the Optionee acquired the Shares from the Corporation upon exercise of the Option.

The Call Period as to any particular Shares acquired upon exercise of the Option shall terminate on the first to occur of:

(x) twelve (12) months after the later of (i) the Optionee’s Severance Date or (ii) the date that the Optionee acquired the Shares from the Corporation upon exercise of the Option; or

(y) the date the Common Stock is first registered under the Exchange Act and listed or quoted on a recognized national securities exchange (the “Public Offering Date”).

9.5 Assignment. Notwithstanding anything to the contrary, the Corporation may assign any or all of its rights under this Section 9 to one or more shareholders of the Corporation.

10.       Right of First Refusal.

The Corporation shall have a right of first refusal, as set forth below, to purchase the Shares acquired upon exercise of the Option before the Shares (or any interest in them) can be validly transferred to any other person or entity.

10.1 Notice of Intent to Sell. Before there can be a valid sale or transfer of any Shares (or any interest in them) by any holder thereof, the holder shall first give notice in writing to the Corporation, mailed or delivered in accordance with the provisions of Section 13, of his or her intention to sell or transfer such Shares (the “Option Notice”).

The Option Notice shall specify the identity of the proposed transferee, the number of Shares to be sold or transferred to the transferee, the price per Share and the terms upon which such holder intends to make such sale or transfer. If the payment terms for the Shares described in the Option Notice differ from delivery of cash or a check at closing, the Corporation shall have the option, as set forth herein, of purchasing the Shares for cash (or a cash equivalent) at closing in an amount which the Corporation determines is a fair value equivalent of that payment. The determination of a fair value equivalent shall be made in the Corporation’s best judgment and such determination shall be mailed or delivered to the selling or transferring shareholder (the “Corporation’s Notice”) within ten (10) days of its receipt of the Option Notice. Should the selling or transferring shareholder disagree with the Corporation’s determination of a fair value equivalent, he or she shall have the right (the “Retraction Right”) to retract the proposed sale or transfer to a third party and the offer of Shares to the Corporation pursuant to the Option Notice (such retraction to be made in writing and mailed or delivered in accordance with the provisions of Section 13). If the shareholder again proposes to sell or transfer the Shares, the shareholder shall again offer such Shares to the Corporation pursuant to the terms of this Section 10 prior to any sale or transfer.

10.2 Option to Purchase. Subject to the selling shareholder’s Retraction Right, during the 60-day period commencing upon receipt of the Option Notice by the Corporation (the “Option Period”), the

Corporation shall have an option to purchase any or all of the Shares specified in the Option Notice at the price offered therein (the “Right of First Refusal”).

10.3 Purchase of Shares. Not more than thirty (30) days after receipt of the Option Notice, the Corporation shall give written notice to the shareholder desiring to sell or transfer Shares of the number of such Shares to be purchased (or, if no Shares are to be purchased, stating such fact) by the Corporation pursuant to the terms of this Section 10 (the “Purchase Notice”). Purchases pursuant to this Section 10 shall be consummated within thirty (30) days after delivery of the Purchase Notice to the selling shareholder, but in no event later than the expiration of the Option Period. The purchase price shall be paid at the closing in cash, by check, by cancellation of money purchase indebtedness, or, if the payment terms set forth in the Option Notice differ from payment in cash or by check at closing, in accordance with the payment terms set forth in the Option Notice (or payment of the amount set forth in the Corporation’s Notice in cash, by cancellation of money purchase indebtedness, or by check). The purchase price shall be paid against surrender by the selling shareholder of a stock certificate evidencing the number of Shares specified in the Option Notice, with duly endorsed stock powers.

10.4 Ability to Sell Unpurchased Shares. Unless all of the Shares referred to in the Option Notice are to be purchased as indicated in the Purchase Notice, the shareholder desiring to sell or transfer may dispose of any Shares referred to in the Option Notice that are not to be purchased by the Corporation to the person or persons specified in the Option Notice during a period of twenty (20) days commencing upon his or her receipt of the Purchase Notice; provided, however, that he or she shall not sell or transfer such Shares (a) at a lower price or on terms more favorable to the Optionee or transferee than those specified in the Option Notice, and (b) to a person other than the person or persons specified in the Option Notice; and provided further that such transfer is consistent with the other provisions and limitations of this Option Agreement (including these Terms) and the Exercise Agreement. If the transfer is not consummated within such twenty (20) day period, the shareholder shall again offer such Shares to the Corporation pursuant to the terms of this Section 10 prior to any sale or transfer to the same or any other person.

10.5 Assignment. Notwithstanding anything to the contrary, the Corporation may assign any or all of its rights under this Section 10 to one or more shareholders of the Corporation.

10.6 Termination of Right of First Refusal. The Corporation’s Right of First Refusal shall terminate to the extent that it is not exercised prior to the Public Offering Date.

11.       No Shareholder Rights Following Exercise of a Call or Repurchase.

If the Optionee (or any permitted transferee) holds Shares as to which the Call Right or the Right of First Refusal has been exercised (in connection with the termination of the Optionee’s employment or otherwise), the Optionee shall be entitled to the value of such shares in accordance with the provisions of Section 9 or 10, as applicable, but (unless otherwise required by law) shall no longer be entitled to participation in the Corporation or other rights as a shareholder with respect to the shares subject to the call or repurchase. To the maximum extent permitted by law, the Optionee’s rights following the exercise of the Call Right or Right of First Refusal shall, with respect to the call or repurchase and the Shares covered thereby, be solely the rights that he or she has as a general creditor of the Corporation to receive payment of the amount specified in Section 9 or 10, as applicable.

12.       Drag-Along.

In the event that holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock vote in favor of a merger or consolidation of the Corporation in which the Corporation’s shareholders immediately prior to such transaction own less than a majority of the voting power of the then outstanding equity interests of the surviving company (or its parent), the Optionee (to the extent the Optionee then owns any outstanding shares of capital stock of the Corporation) agrees to vote in favor of such transaction and not object to the inclusion of the Optionee’s shares in such transaction on terms identical to other holders of the same class of shares held by the Optionee.

13.       Notices.

Any notice to be given under the terms of this Option Agreement or the Exercise Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Optionee at the address reflected or last reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Optionee is no longer an employee of the Corporation or any Affiliate, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 13.

14.       Entire Agreement.

This Option Agreement (including these Terms and together with the form of Exercise Agreement attached hereto and that certain [Employment Agreement] dated as of                           ) constitutes the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Option Agreement and the Exercise Agreement may be amended only by a written instrument signed by both the Optionee and the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Exercise Agreement in writing to the extent such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.       Satisfaction of All Rights to Equity.

The Option is in complete satisfaction of any and all rights that the Optionee may have (under an employment, consulting, or other written or oral agreement with the Corporation or any of its Affiliates, or otherwise) to receive (1) stock options or stock awards with respect to the securities of the Corporation or any of its Affiliates, and/or (2) any other equity or derivative security in or with respect to the Corporation or any of its Affiliates. This Option Agreement supersedes the terms of all prior understandings and agreements, written or oral, of the parties with respect to such matters. The Optionee shall have no further rights or benefits under any prior agreement conveying any right with respect to any security or derivative security in or with respect to the Corporation or any of its Affiliates.

16.       Charter Documents; Privileges of Stock Ownership; Corporate Powers.

16.1 Charter Documents. The Articles of Incorporation and By-Laws of the Corporation, as either of them may lawfully be amended from time to time, may provide for additional restrictions and limitations with respect to the Common Stock (including additional restrictions and limitations on the transfer of Common Stock) or priorities, rights and preferences as to securities and interests prior in rights to the Common Stock. To the extent that these restrictions and limitations are greater than those set forth in this Option Agreement, such restrictions and limitations shall apply to any shares of Common Stock acquired pursuant to the exercise of the Option and are incorporated herein by this reference.

16.2 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Corporation, a holder of the Option will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the holder. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

16.3 Corporate Powers; Other Benefits. The existence of the Option and this Option Agreement shall not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation’s capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Payments and other benefits received by the Optionee made pursuant to this Option Agreement shall not be deemed a part of the Optionee’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or one of its Affiliates unless expressly so provided by such other plan or arrangements.

17.       Governing Law; Limited Rights; Severability.

17.1 Delaware Law; Construction. This Option Agreement and the Exercise Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder. The terms of the Option grant have resulted from the negotiations of the parties and each of the parties has had an opportunity to obtain and consult with its own counsel. The language of all parts of this Option Agreement (including these Terms) and the Exercise Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

17.2 Arbitration. Any controversy arising out of or relating to this Option Agreement (including these Terms) and/or the Exercise Agreement, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Option, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in the State of Delaware, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Option Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute.

17.3 Severability. If the arbitrator selected in accordance with Section 17.2 or a court of competent jurisdiction determines that any portion of this Option Agreement or the Exercise Agreement is in violation of any statute or public policy, then only the portions of this Option Agreement or the Exercise Agreement, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Option Agreement and the Exercise Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Option Agreement and/or the Exercise Agreement should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

17.4 Shareholder Approval. Notwithstanding anything else contained herein to the contrary, if the Option is designated as an ISO, the Option and all rights of the Optionee under this Option Agreement are subject to approval of this Option Agreement by the Corporation’s shareholders (such approval to be obtained in accordance with the terms of the Corporation’s Bylaws and applicable law) within 12 months after the Award Date.

(Remainder of Page Intentionally Left Blank)

EXHIBIT A

FUSION-IO, INC.
OPTION EXERCISE AGREEMENT

The undersigned (the “Purchaser”) hereby irrevocably elects to exercise his/her right, evidenced by that certain Stock Option Agreement dated as of                          (the “Option Agreement”), as follows:

•                  the Purchaser hereby irrevocably elects to purchase shares of Common Stock, par value $0.0002 per share (the “Shares”), of Fusion-io, Inc., a Delaware corporation (the “Corporation”), and

•                  such purchase shall be at the price of $  per share, for an aggregate amount of $ (subject to applicable withholding taxes pursuant to Section 3.3 of the Option Agreement).

Capitalized terms are defined in the Option Agreement if not defined herein.

1. Delivery of Share Certificate. The Purchaser requests that a certificate representing the Shares be registered to Purchaser and delivered to:

2. Investment Representations. The Purchaser acknowledges that the sale of the Shares by the Purchaser is restricted by Securities and Exchange Commission Rule 701. The Purchaser hereby affirms as made as of the date hereof the representations in Section 6 of the “Terms and Conditions of Stock Option” (which are attached to and a part of the Option Agreement, the “Terms”) and such representations are incorporated herein by this reference. The Purchaser represents that he/she has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the purchase price for the Shares.

The Purchaser also understands and acknowledges (a) that the Corporation has no obligation to register the Shares or file any registration statement under federal or state securities laws, and (b) that the certificates representing the Shares will be legended as follows:

“OWNERSHIP OF THIS CERTIFICATE, THE SHARES EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND UNDER AGREEMENTS WITH THE CORPORATION, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION.”

“THE SHARES ARE SUBJECT TO THE CORPORATION’S RIGHT OF FIRST REFUSAL AND CALL RIGHTS TO REPURCHASE THE SHARES UNDER AGREEMENTS WITH THE CORPORATION, COPIES OF WHICH ARE AVAILABLE FOR REVIEW AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED

UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

3. Limitation on Disposition and Other Restrictions. The Shares are subject to and the Purchaser hereby agrees to the following terms and conditions of the sale of the Shares to the Purchaser:

•                  any transfer of the Shares must comply with the restrictions on transfer set forth in Section 5 of the Terms and all applicable laws as set forth in Section 7 of the Terms;

•                  the Shares are subject to, and following any otherwise permitted transfer of the Shares, the Shares shall remain subject to and the transferee shall be bound by, the lock-up provisions set forth in Section 8 of the Terms, the Corporation’s call right and right of first refusal set forth in Sections 9 and 10 of the Terms, the drag-along provisions set forth in Section 12 of the Terms, the share legend requirements of Section 2 above, the foregoing provisions of this Section 3, and the arbitration provisions of Section 17.2 of the Terms; and

•                  as a condition to any otherwise permitted transfer of the Shares, the Corporation may require the transferee to execute a written agreement, in a form acceptable to the Administrator, that the transferee acknowledges and agrees to the foregoing terms and restrictions imposed on the Shares.

4. Option Agreement. The Purchaser acknowledges that all of his rights are subject to, and the Purchaser agrees to be bound by, all of the terms and conditions of the Option Agreement (including the Terms), which is incorporated herein by this reference. If a conflict or inconsistency between the terms and conditions of this Exercise Agreement and the Option Agreement shall arise, the terms and conditions of the Option Agreement shall govern. The Purchaser acknowledges receipt of a copy of all documents referenced herein (including the Terms and a disclosure statement) and acknowledges reading and understanding these documents and having an opportunity to ask any questions that he/she may have had about them. Any controversy or claim arising out of or relating to this Exercise Agreement shall be submitted to arbitration in accordance with Section 17.2 of the Terms, and Delaware law shall apply as provided in Section 17.1 of the Terms.

5. Entire Agreement. This Exercise Agreement and the Option Agreement (including the Terms) together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Option Agreement and this Exercise Agreement may be amended only by a written instrument signed by both the Purchaser and the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Option Agreement in writing to the extent such waiver does not adversely affect the interests of the Purchaser hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

6. Notice of Sale of ISO Shares. If the Shares are being acquired upon exercise of an Option intended to qualify as an “incentive stock option” pursuant to Section 422 of the Code, the Purchaser agrees that, upon any sale or other transfer of the Shares within either one year of the date that they are acquired by the Purchaser or two years after the Award Date set forth in the Option Agreement, the Purchaser shall promptly give written notice to the Corporation of such sale or transfer.

“PURCHASER”	ACCEPTED BY:
FUSION-IO, INC.,
a Delaware corporation
Signature
By:

Print Name
Its:

Date
(To be completed by the corporation after the price (including applicable withholding taxes), value (if applicable) and receipt of funds is verified.)